UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 27, 2010

HS3 TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

001-32289
(Commission File Number)

20-3598613
(IRS Employer Identification No.)

1800 Boulder Street – Suite 600, Denver, Colorado, USA 80211
(Address of principal executive offices and Zip Code)

(303) 455-2550
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c)

Item 1.01 Entry into a Material Definitive Agreement

On March 4, 2011 we announced that Mr. Gilliam had signed a letter of intent for the acquisition of WizardWorks by our company. In furtherance of the transaction contemplated in the letter of intent, on April 27, 2011 our company entered into a Teaming Agreement and Employment Agreement (the “Agreement”) with Chester A. Gilliam and his company WizardWorks Security Systems Inc. (the “Subcontractor”). Under the Agreement the Subcontractor will provide us with products and services set out in the Agreement (the “Program”) and our company will compensate the Subcontractor for participation in the Program by providing a $360,000 bonus and the concurrent issuance of 500,000 shares of our company’s common stock as follows:

  The $360,000 bonus will be divided into three annual installments equal to the lesser of $120,000 per annum or 50% of the revenue received from WizardWorks accounts during that period. The Program bonus will be paid at the end of each calendar quarter. If during any quarter the total revenue received from WizardWorks accounts is less than $60,000, the installment for that quarter will be calculated to minimally equal 50% of the total revenues received from WizardWorks. If over the three year term the amount paid to WizardWorks is less than $360,000 this agreement will continue for one year increments until paid. Our company has the sole right to accelerate payments to reach the agreed $360,000 at any time during the term.

  The issuance of 500,000 shares of our company’s common stock on execution of the Agreement;

In consideration for the above, our company will receive, record, and dispense all revenue from WizardWorks as of January 1, 2011 and may invoice customers under the WizardWorks name or our company’s name.

At the completion of the bonus payments, our company has the right to assume the WizardWorks name and logo for $1.00.

Our company will pay the Subcontractor $400 per month rent for the uses of the Subcontractor’s premises. Upon thirty day written notice we may vacate premises, remove all equipment and terminate the rental arrangement.

Item 9.01	Financial Statements and Exhibits
10.1	Teaming and Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HS3 TECHNOLOGIES INC.

/s/ “Mark Lana”
Mark Lana
CEO
Dated: April 27, 2011